Exhibit 10.10

Stock Option Agreement

(Incentive Stock Option Under

The Joint Corp. 2014 Stock Plan)

Subject to the following terms, The Joint Corp., a Delaware corporation (the Company), grants to the following employee of the Company (Employee), as of the following grant date (the Grant Date), an incentive stock option (the Option) to purchase the following number of shares of the Company’s common stock, par value $.001 per share (the Option Shares), at the following purchase price per share (the Exercise Price), exercisable in installments in accordance with the following vesting schedule, subject to expiration on the following expiration date (the Expiration Date):

Employee:	Catherine Hall

Grant date:	May 15, 2014

Number of option shares:	40,000

Exercise price per share:	$3.60

Vesting schedule:	One-sixteenth of the Option Shares will vest on the last day of each calendar quarter beginning with the quarter ending September 30, 2014

Expiration date of option:	May 14, 2024

Terms of Option

1.          Plan

The Option has been granted under the The Joint Corp. Inc. 2014 Incentive Stock Plan (the Plan), which is incorporated in this Agreement by reference. Capitalized terms used in this Agreement without being defined (for example, the term “Administrator”) have the same meanings that they have in the Plan.

2.          Exercisability

The Option may be exercised in whole or in part at any time prior to the its Expiration Date to the extent that it is vested at the time of exercise.

Any vested portion of the Option that remains unexercised shall expire on the Option’s Expiration Date, subject to earlier expiration as provided in Paragraph 5 of this Agreement.

Any unvested portion of the Option shall expire on the date that Employee’s employment by the Company terminates (Employee’s Termination Date) unless Employee’s employment terminated by reason of his or her death of Disability, in which case the Option shall become fully vested as of Employee’s Termination Date.

The Option shall become fully vested upon a Change in Control prior to Employee’s Termination Date.

3.          Manner of Exercise

The Option may be exercised in respect of a whole number of Option Shares (and only in respect of a whole number) by:

(a)          written notice of exercise to the Administrator (or the Administrator’s designee) at the Company’s principal executive offices which is received prior to the Option’s Expiration Date; together with

(b)          full payment of the Exercise Price of the Option Shares in respect of which the Option is exercised; and

(c)          full payment of an amount equal to the Company’s federal, state and local withholding tax obligation, if any, in connection with the Option’s exercise.

In addition, the exercise of the Option shall be subject to any procedures and policies in effect at the time of exercise that the Administrator has adopted to administer the Plan.

4.          Manner of Payment

Employee’s payment of the Exercise Price of the Option Shares in respect of which the Option is exercised, and his or her payment of the Company’s withholding tax obligation, if any, in connection with the exercise, shall be made by certified or bank cashier’s check or by a wire transfer of immediately available funds or, if previously approved by the Administrator, by a personal check.

In addition, payment may be made in any other manner authorized by the Plan and specifically permitted by the Administrator at the time of exercise.

5.          Early Expiration of Option

The vested portion of the Option shall expire on the earlier of (i) 90 days after Employee’s Termination Date or (ii) the Option’s Expiration Date, unless Employee’s employment terminated by reason of his or her death or Disability. In this case, the Option shall expire on the earlier of (i) the first anniversary of Employee’s Termination Date or (ii) the Option’s Expiration Date. In any case, the exercisability of the Option may be extended by the Administrator, in the Administrator’s sole discretion, to any date ending on or before the Option’s Expiration Date.

6.          Confidentiality and Nonsolicitation Agreement

This Agreement and the grant of the Option are subject to Employee’s agreement to enter into the confidentiality and nonsolicitation agreement which has been provided to Employee (the Nonsolicitation Agreement. The Company would not have granted the Option to Employee without Employee’s agreement to enter into the Nonsolicitation Agreement.

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7.          Transferability

The Option may not be transferred, assigned or pledged (whether by operation of law or otherwise), except as provided by will or the applicable laws of intestacy. The Option shall not be subject to execution, attachment or similar process.

8.          Interpretation

This Agreement is subject to the terms of the Plan, as the Plan may be amended, but except as required by applicable law, no amendment of the Plan after the Grant Date shall adversely affect Employee’s rights in respect of the Option without Employee’s consent.

If there is a conflict or inconsistency between this Agreement and the Plan, the terms of the Plan shall control. The Administrator’s interpretation of this Agreement and the Plan shall be final and binding.

9.          No Employment Rights

Nothing in this Agreement shall be considered to confer on Employee any right to continue in the employ of the Company or a Subsidiary or to limit the right of the Company or a Subsidiary to terminate Employee’s employment.

10.         No Stockholder Rights

Employee shall not have any rights as a stockholder of the Company in respect of any of the Option Shares unless and until Option Shares are issued to Employee following his or her exercise of the Option.

11.         Governing Law

This Agreement shall be governed in accordance with the laws of the State of Arizona.

12.         Binding Effect

This Agreement shall be binding on the Company and Employee and on the Company’s successors and Employee’s heirs and legal representatives.

13.         Effective Date

This Agreement shall not become effective until Employee’s acceptance of this Agreement and Employee’s entering into the Nonsolicitation Agreement. Upon such events, this Agreement shall become effective, retroactive to the Grant Date, without the necessity of further action by either the Company or Employee.

[Signatures appear on the following page.]

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The Joint Corp.

By	/s/ John B. Richards
	Name:	John B. Richards
	Title:	CEO

Acceptance by Employee

I accept this Stock Option Agreement and agree to be bound by all of its terms. I acknowledge receipt of a copies of the Plan and the Nonsolicitation Agreement, and I agree to enter into the Nonsolicitation Agreement.

/s/ Catherine B. Hall
Name:	Catherine Hall

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